UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2007
TEKELEC

(Exact name of registrant as specified in its charter)

California	000-15135	95-2746131

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina		27560

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (919) 460-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)
     2007 Executive Officer Bonus Plan
     On May 18, 2007, the Compensation Committee of the Board of Directors of Tekelec (“Tekelec” or the “Company”) recommended, and the Board of Directors of the Company approved, the Company’s 2007 Executive Officer Bonus Plan (the “Bonus Plan”).
     Under the terms of the Bonus Plan, each executive officer of the Company named as an eligible officer therein (or designated by the independent members of the Board of Directors (the “Board”) as an eligible officer during the remainder of 2007) is eligible to receive cash bonuses for 2007 in a maximum total amount equal to a specified percentage (ranging from 40% to 120%, depending on the officer’s title) of his or her annual base salary. Specifically, each eligible officer is entitled to receive the following bonuses (each, a “Semi-Annual Bonus”):
(1)	a bonus based on the degree to which the Company achieves a pre-set consolidated operating income from continuing operations before bonus (as adjusted for purposes of and as set forth in the Bonus Plan) goal for the six months ending June 30, 2007 (the “First Semi-Annual Period”);

(2)	a bonus based on the degree to which the Company achieves a pre-set consolidated operating income from continuing operations before bonus (as adjusted for purposes of and as set forth in the Bonus Plan) goal for the six months ending December 31, 2007 (the “Second Semi-Annual Period”);

(3)	a bonus based on the degree to which the officer achieves during the First Semi-Annual Period individual business or strategic objectives which have been approved for such officer by the Board, provided that the Company also achieves a minimum operating income from continuing operations before bonus goal for the semi-annual period; and

(4)	a bonus based on the degree to which the officer achieves during the Second Semi-Annual Period individual business or strategic objectives which have been approved for such officer by the Board, provided that the Company also achieves a minimum operating income from continuing operations before bonus goal for the semi-annual period.
     On May 18, 2007, the Board separately established and approved the operating income from continuing operations before bonus goals for each of the First Semi-Annual Period and the Second Semi-Annual Period. The specific amounts of the Semi-Annual Bonuses will be computed in accordance with the formulas set forth in the Bonus Plan. Earned bonuses will be paid in one lump sum within 30 days following the date on which the Company’s consolidated financial results for the applicable Semi-Annual Period are publicly announced.

     Eligible officers are entitled to receive Semi-Annual Bonuses under the Bonus Plan only if they are employed by the Company or one of its subsidiaries as an eligible officer on the date on which the bonuses are paid, unless the requirement is waived by the Board. If an executive officer commences his or her employment as an eligible officer during the first or third calendar quarters of 2007, any Semi-Annual Bonuses payable for the semi-annual period in which employment commences will be subject to pro rata adjustment in accordance with the provisions of the Bonus Plan. If an executive officer commences his or her employment as an eligible officer during the second or fourth calendar quarters of 2007, the officer will not be eligible to receive any Semi-Annual Bonuses for the semi-annual period in which employment commences.
     The maximum aggregate amounts of the bonuses (other than any discretionary bonuses) payable under the 2007 Bonus Plan to the current executive officers of the Company (collectively, the “Named Executive Officers”) who are listed in the Summary Compensation Table included in the Proxy Statement relating to the Company’s 2007 Annual Meeting of Shareholders (as filed with the Securities and Exchange Commission on April 5, 2007) are set forth below:

		Maximum Aggregate
		Semi-Annual
Named Executive Officer	Title	Bonuses for 2007
Franco Plastina	President and Chief Executive Officer	$660,000

William H. Everett	Executive Vice President and Chief Financial Officer	315,000

Richard E. Mace	Executive Vice President, Global Business Group Solutions	260,000

Ronald J. de Lange	President and General Manager, Network Signaling Group	192,500
     The Bonus Plan also allows the Board to award to eligible officers discretionary bonuses under the Bonus Plan for 2007.
     The foregoing description of the 2007 Bonus Plan is qualified in its entirety by reference to the copy of the 2007 Bonus Plan which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
     2007 Officer Severance Plan
     The Company stated in the Proxy Statement relating to the Company’s 2007 Annual Meeting of Shareholders (as filed with the Securities and Exchange Commission on April 5, 2007) that the Company’s Board of Directors and Compensation Committee were reviewing and intended during 2007 to consider adopting a new officer severance plan in order to provide more competitive severance benefits to the Company’s executive officers and to reflect recently enacted tax law provisions and the regulations thereunder.

     On May 18, 2007, the Compensation Committee of the Company’s Board of Directors recommended, and the Board of Directors approved, the Company’s 2007 Officer Severance Plan (the “Severance Plan”).
     General Severance Compensation. Under the Severance Plan, each executive officer of the Company named as an eligible officer therein (or later designated by the Board of Directors as an eligible officer for purposes of the Severance Plan) is entitled upon termination of employment (other than in connection with a change in control of the Company) to receive general severance compensation and benefits if the termination is non-temporary and occurs under the circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) the Company’s termination of the officer’s employment as a result of a reduction in force or the Company’s divestiture of the operating unit in which an officer works. General severance benefits will not be payable if termination occurs under certain other circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) as a result of the officer’s retirement or the Company’s termination of the officer for “cause” (as defined in the Severance Plan).
     The general severance cash benefit payable to an eligible officer is equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 100% to 200%, depending on the officer’s title). Annual compensation is defined in the Severance Plan as an officer’s highest annual rate of base salary plus his or her most recent target bonus amount, commissions and incentive compensation. General severance benefits will be payable in equal monthly installments over the applicable severance period specified in the Severance Plan (ranging from 12 months to 24 months, depending on the officer’s title, and subject to adjustments in timing to avoid certain adverse tax consequences to the officer).
     Each of the 2006 Named Executive Officers qualifies as an eligible officer for purposes of the Severance Plan. The general severance cash compensation that would be payable under the Severance Plan to the 2006 Named Executive Officers if their employment were terminated as of May 18, 2007 under circumstances entitling them to severance benefits under the Severance Plan are approximately as follows: Mr. Plastina — $2,475,000; Mr. Everett — $945,000; Mr. Mace — $877,500; and Mr. de Lange — $607,750.
     Change in Control Severance Compensation. In the event of any change in control of the Company and in lieu of the general severance benefits described above, the Severance Plan provides that if an eligible officer elects for good reason (as defined in the Severance Plan) to terminate his or her employment with the Company (or an acquiror) within one year (or 18 months in the case of any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) or if the officer is terminated without cause (as defined in the Severance Plan) within two years, the officer will be entitled to receive change in control severance compensation and benefits under the Severance Plan. The Severance Plan defines “good reason” to include (in addition to other circumstances set forth in the Severance Plan) the reduction of an officer’s salary, the assignment to the officer of duties inconsistent with his or her position prior to the change in control or the failure of an acquiror to offer employment to the officer on terms and conditions generally no less favorable than the terms and conditions of the officer’s employment prior to the change in control.
     The change in control severance compensation payable to an eligible officer will be equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 150% to 250%, depending on the officer’s title). Change in control cash severance compensation is payable in one lump sum following termination of employment, subject to adjustments in timing to avoid certain adverse tax consequences to the officer.
     Each of the 2006 Named Executive Officers qualifies as an eligible officer for purposes of the Severance Plan. The change in control severance cash compensation that would be payable under the Severance Plan to the 2006 Named Executive Officers if their employment were terminated as of May 18, 2007 under circumstances entitling them to such benefits under the Severance Plan are approximately as follows: Mr. Plastina — $3,093,950; Mr. Everett — $1,260,000; Mr. Mace - $1,170,000; and Mr. de Lange — $701,250.
     If in connection with a change in control (1) an eligible officer is not offered employment with the acquiror on terms and conditions generally no less favorable than the terms and conditions of his or her employment prior to the change in control, or (2) an eligible officer ‘s employment is terminated by the Company or an acquiror without cause (as defined in the Severance Plan) within two years following a change in control or by the officer for “good reason” (as defined in the Severance Plan) within one year (18 months in the case of a Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) following a change in control, then the officer’s unvested options, stock appreciation rights, restricted stock units and other rights to acquire securities or property of the Company (or the acquiror), other than rights granted after the change in control, will automatically vest and become exercisable in full for a period of one year following the change in control (in the case of an officer who is not offered comparable employment) or termination of employment (in the case of an officer who is terminated without cause or who terminates for good reason within the specified time period), subject in all cases to earlier expiration of the rights in accordance with their terms.
     Under the Severance Plan and in the event that any benefit payable under the Severance Plan or otherwise in connection with a change in control exceeds the statutory limit under Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended, the Severance Plan provides for certain “gross-up” and modified payment provisions (which will expire on May 18, 2010 unless extended) which are designed to avoid or mitigate certain tax costs associated with the benefits to eligible officers.
     Health Care Insurance Continuation. General severance benefits and change in control severance benefits include continuation, at the Company’s expense, of health care coverage following termination of employment (1) in the case of general severance benefits, for the duration of the officer’s severance period (ranging from 12 months to 24 months, depending on the officer’s title), or (2) in the case of change in control severance benefits, until the first to occur of the last day of the officer’s applicable severance period (ranging from 18 months to 30 months, depending on the officer’s title) or the officer’s coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985.

     As a condition of receiving general or change in control severance benefits, an officer must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against us and post-termination non-solicitation, non-disparagement and non-compete provisions.
     Any eligible officer under the Severance Plan, including the 2006 Named Executive Officers, may elect, during a prescribed 20-day period following adoption of the Severance Plan, to be covered by the Company’s 1993 Officer Severance Plan, as amended, rather than by the Severance Plan. The 1993 Plan is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1993, and the amendments thereto are filed as exhibits to the Company’s Annual Reports on Form 10-K for the years ended December 31, 1998 and December 31, 1999.
     The foregoing description of the Severance Plan is qualified in its entirety by reference to the copy of the Severance Plan which is filed as Exhibit 10.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
     The following Exhibits are filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	2007 Executive Officer Bonus Plan

10.2	2007 Officer Severance Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: May 24, 2007	By:	/s/ Franco Plastina
Franco Plastina
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	2007 Executive Officer Bonus Plan

10.2	2007 Officer Severance Plan